Exhibit 99.1

UDR, Inc. Appoints Richard B. Clark to Board of Directors

DENVER, CO., October 7, 2025 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, announced today the appointment of Richard “Ric” B. Clark to its Board of Directors, effective October 3, Mr. Clark will serve as an independent director and has been appointed to the Nominating and Governance Committee and the Audit and Risk Management Committee. His appointment, which follows the departure of two long-tenured directors earlier in 2025, was executed under the Board of Directors’ long-term succession plan with respect to director refreshment and expands the Company’s Board to nine members.

“We are delighted to welcome Ric to UDR’s Board,” said Tom Toomey, UDR’s Chairman, President, and Chief Executive Officer. “Ric is a highly accomplished real estate executive with a proven ability to raise capital, invest strategically, and oversee the management of human capital. His experience growing and leading one of the world’s largest and most respected real estate companies will further support the long-term success of the Company.”

Mr. Clark has more than four decades of real estate investment and capital markets experience. From 1984 to 2021, Mr. Clark served Brookfield Corporation and its predecessors in various senior leadership roles including Chairman and Chief Executive Officer of Brookfield Property Group, Brookfield Property Partners, and Brookfield Office Properties. Under his leadership, Brookfield’s real estate group grew its assets under management from $5 billion to more than $200 billion and expanded its capabilities beyond the office sector into multifamily, industrial, hotel, and retail. Subsequently, Mr. Clark founded Burnside Investments, a private investment company, and co-founded WatermanClark, a vertically integrated real estate investment and operating company. Mr. Clark previously served on the boards of General Growth Properties and Rouse Properties. He holds a Bachelor of Science in Business from the Indiana University of Pennsylvania.

Ferguson Partners, a firm specializing in board and executive recruitment in the REIT industry, advised UDR on the appointment of Mr. Clark.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2025, UDR owned or had an ownership position in 60,535 apartment homes, including 300 apartment homes under development. For over 53 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135